Exhibit 10.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “ Amendment”) to the Employment Agreement (as defined below) is entered into as of July 22, 2024, by and between Armata Pharmaceuticals, Inc. (the “Company”) and Mina Pastagia, M.D. (the “Employee”).

WHEREAS, the Company and the Employee are parties to that certain employment letter agreement, dated September 22, 2020 (the “Employment Agreement”), which governs the terms of the Employee’s employment with the Company; and

WHEREAS, the Company and the Employee now desire to amend the Employment Agreement to memorialize Employee’s title and compensation change effective as of January 1, 2023.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.               Capitalized Terms. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Employment Agreement.

2.               Amendments to Employment Agreement.

(a)            The first two sentences of Section 1 of the Employment Agreement are hereby amended and restated in their entirety to read as follows:

“Effective as of January 1, 2023, you will serve as the Company’s Chief Medical Officer, reporting directly to the Company’s Chief Executive Officer, and will have such duties and responsibilities commensurate with such title.”

(b)           The first sentence of Section 2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Effective as of January 1, 2023, your base salary will be $456,800 per year, less applicable withholdings.”

(c)           Section 3 of the Employment agreement is hereby amended and restated in its entirety to read as follows:

“3.          Bonus. You will be eligible to earn an annual performance bonus based on achievement of Company performance objectives to be established by the Board or its compensation committee and provided to you. Your annual target performance bonus for each fiscal year commencing with the 2024 fiscal year will be equal to fifty percent (50%), although the amount of any payment will be dependent upon actual performance as determined by the Board or its compensation committee. Generally, you must be employed by the Company through the date on which bonuses are paid in order to be eligible to receive a bonus. Your annual performance bonus, if any, shall be paid to you at the same time as annual bonuses are paid to other senior executives of the Company and, in all events, on or before March 15 of the year following the year to which it relates (or such earlier date as determined by the Board or its compensation committee in the sole discretion). Your annual target performance bonus percentage is subject to increase, but not decrease, from time to time in the discretion of the Board or its compensation committee (the “Compensation Committee”). For the avoidance of doubt, the parties hereto acknowledge and agree that the Compensation Committee did not award any annual bonuses to executive officers of the Company in respect of the 2023 fiscal year and that you have no entitlement to any bonus in respect of employment during the 2023 fiscal year.”

(d)           Section 4 of the Employment Agreement is hereby amended and restated in its entirety to read as following:

“4.          Equity Award. You will be eligible to receive additional grants pursuant to the Company’s 2016 Equity Incentive Plan or any successor thereto (the “Plan”) commencing in 2025. The actual size of your annual grant in respect of any fiscal year shall be consistent with your position as the Company’s Chief Medical Officer, and the terms and conditions of any equity award granted in any fiscal year will be determined in the sole discretion of the Board and/or the Compensation Committee. The parties hereto acknowledge and agree that the current intent of the Compensation Committee is that provide you with an equity award each fiscal year (commencing in 2025) with a grant date fair value of approximately $300,000, but nothing herein shall entitle you to any specific award or any specific terms or conditions in respect of any fiscal year. The parties also acknowledge and agree that you were granted options and restricted stock units pursuant to the Plan in March 2024 and that you are not entitled to any additional grant during the 2024 calendar year. Grants shall be made annually (commencing with the Company’s 2025 fiscal year) at the same time as grants of equity are made to other senior executives of the Company. Subject to your continued employment with the Company, any equity awards granted pursuant to this paragraph in respect of any fiscal year shall vest on the same basis as equity awards granted to other senior executives vest in respect of such fiscal year.”

(e)           Section 8(a) of the Employment Agreement is hereby amended and restated in its entirety to read as following:

“a.          In the event (i) the Company terminates your employment without Cause (as defined below and other than due to your death or disability), or (ii) you terminate your employment for Good Reason (as defined below), and provided in either case of (i) or (ii) such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) (such termination or resignation, an “Involuntary Termination”), then, in addition to the Accrued Obligations, subject to your obligations below, you shall be entitled to receive an amount equal to twelve (12) months of your then current base salary (ignoring any decrease in base salary that forms the basis for Good Reason), less all applicable withholdings and deductions, paid on the schedule described below (the “Severance Pay”).”

3.               Ratification and Confirmation. Except as specifically amended by this Amendment, the Employment Agreement is hereby ratified and confirmed in all respects and remains valid and in full force and effect. Whenever the Employment Agreement is referred to in this Amendment or in any other agreement, document or instrument, such reference shall be deemed to be to the Employment Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

4.               Entire Agreement. The Employment Agreement and this Amendment contain the entire understanding and agreement of the parties hereto regarding the employment of the Employee and supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof.

5.               Governing Law. This Amendment and the performance hereof shall be construed and governed in accordance with the laws of the state of California.

6.               Controlling Document. In case of conflict between any of the terms and conditions of this Amendment and the Employment Agreement, the terms and conditions of this Amendment shall control.

7.               Acknowledgment. The Employee acknowledges (i) that the Employee has consulted with or has had the opportunity to consult with independent counsel of the Employee’s own choice concerning this Amendment, and has been advised to do so by the Company, and (ii) that the Employee has read and understands this Amendment, is fully aware of its legal effect, and has entered into it freely based on the Employee’s own judgment.

8.               Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The execution of this Amendment may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

ARMATA PHARMACUETICALS, INC.	EMPLOYEE

By:	/s/ Deborah Birx	/s/ Mina Pastagia
Name:	Deborah Birx, M.D.	Mina Pastagia, M.D.
Title:	Chief Executive Officer

[Signature Page to Amendment to M. Pastagia Employment Agreement]